Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS), the TRICARE Management Activity (TMA), through its General Counsel; the Office of Personnel Management (OPM), in its capacity as administrator of the Federal Employees Health Benefits Program (FEHBP); and the United States Department of Veteran Affairs (VA) (collectively the “United States”), ORTHOFIX INTERNATIONAL NV (“Orthofix NV”), and JEFFREY J. BIERMAN (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A.            Orthofix International N.V. is a publicly traded (NASDAQ: OFIX) orthopedic products company offering a line of surgical and non-surgical products. Orthofix, Inc., a wholly owned subsidiary of Orthofix NV, designs, manufactures, markets, and distributes, among other products, non-invasive osteogenesis stimulator products (commonly known as bone growth stimulators) that are used to enhance the success rate of spinal fusions and to treat non-union fractures. (Orthofix NV and Orthofix, Inc., collectively, will be referred to as “Orthofix.”) Among Orthofix, Inc.’s non-invasive osteogenesis stimulator products are Spinal-Stim, Cervical-Stim, and Physio-Stim (hereinafter, the “Covered Devices”).

B.            On March 23, 2005, Relator Jeffrey Bierman filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States ex rel. Bierman v. Orthofix Int’l NV, et al., Civ. No. 05-10557-EFH, pursuant to the qui tam provisions of the False

Claims Act, 31 U. S.C. § 3730(b) (the “Civil Action”). The United States has not intervened in this action.

C.            On such date as may be determined by the Court, Orthofix, Inc. will enter a plea of guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) (the “Plea Agreement”) to an Information filed in United States of America v. Orthofix, Inc., Criminal Action No. [to be assigned] (District of Massachusetts) (the “Criminal Action”) that will allege a violation of Title 18, United States Code, Section 1516, namely, the obstruction of a federal audit.

D.            The Civil Action contends, on behalf of the United States, that Orthofix submitted, or caused to be submitted claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U. S.C. §§ 1395-1395kkk-1; the Medicaid Program, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v, the TRICARE Program, 10 U. S.C. §§ 1071-1110a; the FEHBP, 5 U.S.C. §§ 8901-8914; and the Veterans Affairs Program, 38 U.S.C. §§ 1701-1743 (collectively the “Federal Health Care Programs”).

E.             Relator, on behalf of the United States, contends that the Government has certain civil claims against Orthofix as specified in Paragraph 4, below, for engaging in the following conduct during the time period January 1, 1999 through December 31, 2010 (hereinafter referred to as the “Covered Conduct”):

(i)            Orthofix routinely waived federal healthcare program patient co-payments for the Covered Devices, thereby misstating true charges for those products and overcharging federal health programs;

(ii)           Orthofix materially falsified or caused to be falsified Medicare Certificates of Medical Necessity (“CMNs”) and CMN supporting documentation for the Covered Devices, including, by falsifying the duration of time for which the Covered Devices were medically necessary, and/or by completing, signing, or obtaining CMNs or CMN supporting documentation in a manner contrary to applicable regulations;

(iii)          With respect to the Covered Devices, Orthofix failed to comply with the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (DMEPOS) Supplier Standards reflected in 42 C.F.R. § 424.57(c)(5), requiring that suppliers advise beneficiaries that they may either rent or purchase inexpensive or routinely purchased durable medical equipment; and

(iv)          Orthofix offered and paid illegal remuneration in the form of fitter fees, referral fees, discounts, sold order arrangements, consulting arrangements, and waived co-payments, to healthcare professionals, their staff, their family members, independent sales agents, and/or patients, in a manner intended to induce the promotion, prescription, and/or purchase of the Covered Devices in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b).

As a result of the foregoing conduct, the Relator, on behalf of the United States, contends that Orthofix submitted and/or caused to be submitted false or fraudulent claims for the Covered Devices, or caused purchases by, Medicare and the other Federal Health Care Programs.

F.             This Settlement Agreement is made in compromise of disputed claims. This Settlement Agreement is neither an admission of liability by Orthofix nor a concession by the United States and the Relator that their claims are not well founded. Orthofix expressly denies the allegations of the United States and the Relator set forth herein and in the Civil Action and denies that Orthofix, or any Orthofix subsidiaries or affiliates, have engaged in any wrongful conduct in connection with the Covered Conduct except as to such admissions as Orthofix, Inc. makes in connection with its guilty plea under the Plea Agreement. Neither this Agreement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Orthofix.

G.            Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.             Orthofix NV agrees to pay to the United States the sum of THIRTY FOUR MILLION TWO HUNDRED THIRTY FOUR THOUSAND TWO HUNDRED SIXTY THREE DOLLARS ($34,234,263.00), together with interest accrued thereon at the rate of 3% from May 5, 2011 continuing until and including the day before payment is made (the “Settlement Amount”). The Settlement Amount shall constitute a debt immediately due and owing to the United States on the Effective Date of this Agreement. This debt shall be discharged by payment of the Settlement Amount by means of electronic funds transfer made pursuant to written instructions to be provided by the Office of the United States Attorney for the District of Massachusetts, no later than seven business days after the Effective Date of this Agreement.

2.             Conditioned upon the United States receiving the Settlement Amount from Orthofix, and as soon as feasible after receipt, the United States shall pay $9,243,251.00 to Relator, plus their proportionate share of the interest accrued on the Settlement Amount described in Paragraph 1 above, as Relator’s share of the proceeds pursuant to 31 U.S.C. §3730(d). This payment shall be made by electronic funds transfer to Relator’s counsel of record. No other relator payments shall be made by the United States with respect to the matters covered by this Agreement.

3.             If Orthofix, Inc.’s agreed upon guilty plea pursuant to Fed. R. Crim. P. 11(c)(1)(C) in the Criminal Action described in Recitals Paragraph C is not accepted by the Court or the Court does not impose the agreed upon sentence for whatever reason, this Agreement shall be null and void at the option of either the United States or Orthofix NV. If either the United States or Orthofix NV exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within five (5) business days of the Court’s decision, the Parties will not object and this Agreement will be rescinded. If this Agreement is rescinded, Orthofix NV will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppels, or similar theories, to any civil or administrative claims, actions, or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission, except to the extent such defenses were available on the day on which the qui tam Complaint, referenced in Recitals Paragraph B, above, was filed.

4.             Subject to the exceptions in Paragraph 10 (concerning excluded claims) below, and conditioned upon Orthofix NV’s full payment of the Settlement Amount, the United States releases Orthofix NV, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees (the “Orthofix Entities”), from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U. S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U. S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, 0.45(d); or the common law theories of payment by mistake, unjust enrichment, and fraud.

5.             Subject to the exceptions in Paragraph 10 below, and conditioned upon Orthofix NV’s full payment of the Settlement Amount, Relator, for himself and for his heirs, successors,

attorneys, agents, and assigns, releases the Orthofix Entities from any civil monetary claim, including any and all claims, claims for relief, actions, rights, causes of action, suits, debts, obligations, liabilities, demands, losses, damages (including treble damages and any civil penalties), punitive damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or tort, or under any state or federal statute or regulation or otherwise that Relator has standing to bring, which Relator may now have or claim to have against the Orthofix Entities, arising in any way out of or connected in any way with the facts, claims and circumstances alleged in, arising under, or arising from the filing of, the Civil Action, or from any civil monetary claim the Relator has or may have on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, provided, however, that dismissal of all claims other than claims as to the Covered Conduct shall be with prejudice as to Relator and without prejudice as to the United States; however, Relators’ release of Orthofix does not extend to any claim for reasonable attorneys’ fees, expenses and costs resulting from the Civil Action pursuant to 31 U.S.C. § 3730(d), which claims are reserved and not released by this Agreement.

6.             In consideration of the obligations of the Relator set forth in this Agreement, the Orthofix Entities, on behalf of themselves, their predecessors, and their current and former divisions, parents, subsidiaries, agents, successors, assigns, and their current and former directors, officers and employees, fully and finally release, waive, and forever discharge the Relator and his respective heirs, successors, assigns, agents, and attorneys from any claims or allegations that any of the Orthofix Entities have asserted or could assert in connection with the Covered Conduct, or related to the initiation, investigation or prosecution of the Civil Action by Relator and his attorneys against Orthofix or in connection with or related to the Government’s investigation of the Orthofix Entities. Provided, however, that Orthofix expressly reserves any defenses or claims with respect to Relator’s claim for attorneys’ fees, expenses, and costs under 31 U.S.C. 3730(d), which is reserved pursuant to paragraph 5 above.

7.             In consideration of the obligations of Orthofix NV in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS, Orthofix NV, and Orthofix, Inc., and conditioned upon Orthofix NV’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Orthofix NV or Orthofix, Inc. under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 10 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Orthofix NV and/or Orthofix Inc. from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 10, below.

8.             In consideration of the obligations of Orthofix NV set forth in this Agreement, conditioned upon Orthofix NV’s full payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion or suspension from the TRICARE Program against Orthofix NV, its current and former divisions, subsidiaries, affiliates, successors, and assigns, under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 10 (concerning excluded claims), below, and as reserved in this Paragraph. TMA expressly reserves authority to exclude Orthofix NV from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 10, below.

9.             In consideration of the obligations of Orthofix NV in this Agreement, conditioned upon Orthofix NV’s full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking debarment from the FEHBP against Orthofix NV, its current and former divisions, subsidiaries, affiliates, successors, and assigns, under 5 U. S.C. § 8902a or 5 C.F.R. Part 919 for the Covered Conduct, except as reserved in Paragraph 10 (concerning excluded claims), below and except if excluded by the OIG-HHS pursuant to 42 U. S.C. § 1320a-7(a). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 10, below.

10.           Notwithstanding the releases given in paragraphs 4 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.             Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.             Any criminal liability;

c.             Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.             Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.             Any liability based upon obligations created by this Agreement;

f.              Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.             Any liability for failure to deliver goods or services due;

h.             Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; or

i.              Any liability of individuals (including current or former directors, officers, employees, agents, or shareholders of Orthofix NV) who receive written notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual), are indicted or charged, or who enter into a plea agreement, related to the Covered Conduct.

11.           Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U. S.C. § 3730(c)(2)(B), and expressly waive the opportunity for a hearing on any objections to the Settlement Agreement pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 2, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims as to Orthofix arising from the filing of the Civil Action or under 31 U. S.C. §

3730, and from any claims as to Orthofix to a share of the proceeds of this Agreement and/or the Civil Action.

12.           Orthofix NV waives and shall not assert any defenses Orthofix NV may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

13.           Orthofix NV fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Orthofix NV has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

14.           The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare, TRICARE or FEHBP, carrier or intermediary or any state payer, related to the Covered Conduct; and Orthofix agrees not to resubmit to any Medicare, TRICARE or FEHBP carrier or intermediary or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

15.           Orthofix NV agrees to the following:

a.             Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U. S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Orthofix NV, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)           the matters covered by this Agreement and any related plea agreement;

(2)           the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)           Orthofix NV’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)           the negotiation and performance of this Agreement and any Plea Agreement;

(5)           the payment Orthofix NV makes to the United States pursuant to this Agreement and any payments that Orthofix NV may make to Relator, including costs and attorneys fees, under any separate agreement or pursuant to Court order; and

(6)           the negotiation of, and obligations undertaken pursuant to the CIA to:

(i)            retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii)           prepare and submit reports to the OIG-HHS, are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in this paragraph 15.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Orthofix NV.

b.             Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Orthofix NV, and Orthofix NV shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Orthofix NV or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.             Treatment of Unallowable Costs Previously Submitted for Payment: Orthofix NV further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Orthofix NV or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Orthofix NV agrees that the United States, at a minimum, shall be entitled to recoup from Orthofix NV any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Orthofix NV or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Orthofix NV or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.             Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Orthofix NV’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

16.           Orthofix NV agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Orthofix NV shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Orthofix NV further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

17.           This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent explicitly provided for in this Agreement.

18.           Orthofix NV agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

19.           Upon receipt of the payment described in Paragraph 1, above, the Parties shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of all claims against Orthofix NV and Orthofix, Inc. that are asserted in the Civil Action pursuant to Rule 41(a)(1); such dismissal shall be with prejudice as to all claims asserted by Relator against Orthofix NV and Orthofix, Inc., and without prejudice as to the United States, except with respect to claims for the Covered Conduct, which shall be dismissed with prejudice.

20.           Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement, except with respect to Relator’s claims under 31 U.S.C. § 3730(d) for expenses or attorney’s fees, which are reserved pursuant to paragraph 5 above.

21.           Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

22.           This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Massachusetts. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

23.           This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

24.           The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

25.           This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

26.           This Agreement is binding on Orthofix NV’s successors, transferees, heirs, and assigns.

27.           This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

28.           All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

29.           This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

CARMEN M. ORTIZ
United States Attorney
District of Massachusetts

DATED:	6/6/12	BY:	/s/ Zachary A. Cunha
Zachary A. Cunha
Shannon T. Kelley
Assistant United States Attorneys

STUART F. DELERY
Acting Assistant Attorney General
Civil Division

DATED:	6/6/12	BY:	/s/ David T. Cohen
Michael D. Granston, Acting Director
Patricia R. Davis, Assistant Director
David T. Cohen, Senior Trial Counsel
Commercial Litigation Branch, Civil Division
U.S. Department of Justice

DATED:	5/31/2012	BY:	/s/ Shirley R. Patterson
SHIRLEY R. PATTERSON
Assistant Director for Federal Employee Insurance
Operations
United States Office of
Personnel Management

DATED:	5/31/2012	BY:	/s/ David Cope
DAVID COPE
Debarring Official
Office of the Assistant Inspector General
for Legal Affairs
United States Office of
Personnel Management

DATED:	6/6/12	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Chief Counsel to the Inspector General
Office of Counsel to the
Inspector General
Office of Inspector General
United States Department of
Health and Human Services

DATED:	June 4, 2012	BY:	/s/ Paul J. Hutter
PAUL J. HUTTER
General Counsel
TRICARE Management Activity
United States Department
of Defense

FOR ORTHOFIX INTERNATIONAL NV

DATED:	5/31/12		/s/ Jeffrey M. Schumm
ORTHOFIX INTERNATIONAL NV

DATED:	5/31/2012	BY:	/s/ Brien T. O’Connor
Brien T. O’Connor, Esq.
Kirsten V. Mayer, Esq.
Nicholas J. Linder, Esq.
Ropes & Gray, LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600

FOR RELATOR JEFFREY J. BIERMAN

DATED:	6/4/2012		/s/ Jeffrey J. Bierman
JEFFREY J. BIERMAN

DATED:	6/4/12	BY:	/s/ Neil V. Getnick
Neil V. Getnick, Esq.
Lesley Ann Skillen, Esq.
Getnick & Getnick, LLP
Rockefeller Center
650 Fifth Avenue
New York, NY 10020